Exhibit 2.2

ARTICLES OF AMENDMENT TO AND RESTATEMENT

OF ARTICLES OF INCORPORATION

OF

BAD TOYS, INC.

THE UNDERSIGNED, Roger A. Warren and Larry N. Lunan, as Secretary and President, respectively, of BAD TOYS, INC., a Nevada corporation (the “Corporation”), for and on behalf of the Corporation, hereby file the Corporation’s Articles of Amendment to and Restatement of its Articles of Incorporation (the “Amendment”) pursuant to written action taken by holders of record of a majority of the issued and outstanding shares of the Corporation’s Common Stock and all of the Corporation’s directors, and each states that such restatement contains amendments requiring approval of the holders of the Company’s Common Stock, and the number of such shares represented by those holders voting in favor of such amendments and of the restatement of the Corporation’s Articles of Incorporation was sufficient for their respective approval by the Corporation’s Common Stock shareholders:

1.    The name of the Corporation is BAD TOYS, INC.

2.    The current Articles of Incorporation of the Corporation are hereby amended in their entirety and, as so amended, restated to read as follows:

ARTICLES OF INCORPORATION

OF

BAD TOYS, INC.

The undersigned, acting as incorporator of the captioned corporation under Chapter 78 of the Nevada Revised Statutes adopts the following Articles of Incorporation:

ARTICLE I

CORPORATE NAME AND PRINCIPAL OFFICE

The name of this corporation is BAD TOYS, INC. and its principal office and mailing address is 2344 Woodridge Avenue, Kingsport, Tennessee 37664.

ARTICLE II

COMMENCEMENT OF CORPORATE EXISTENCE

The corporation shall come into existence on the date of subscription and acknowledgment of the Articles of Incorporation.

ARTICLE III

GENERAL NATURE OF BUSINESS

The corporation may transact any lawful business for which corporations may be incorporated under Florida law.

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of stock authorized to be issued by this corporation shall be 40,000,000 shares of Common Stock, each with a par value of $.01, and 10,000,000 shares of Preferred Stock, each with a par value of $.01. Each share of issued and outstanding Common Stock shall entitle the holder thereof to fully participate in all shareholders meetings and to cast one vote on each matter with respect to which shareholders have the rights to vote and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the corporation upon liquidation or dissolution, but each such share shall be subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in any resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title.

Before any shares of a particular series of Preferred Stock are issued, the designations of such series and its terms shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in a resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Such designations and terms shall be set forth in full or summarized on the certificates for such series.

ARTICLE V

REGISTERED OFFICE AND AGENT

The street address of the registered office of the corporation shall be 50 West Liberty Street, Suite 880, Reno, NV 89501, and the registered agent of the corporation at such address is Nevada Agency & Trust Company.

ARTICLE VI

INCORPORATOR

The name and address of the corporation’s incorporator is:

Name	Address
Michelle Ellis	202 S. Minnesota Street
Carson City, NV 89703

ARTICLE VII

BY-LAWS

The power to adopt, alter, amend or repeal by-laws of this corporation shall be vested in its shareholders and separately in its Board of Directors, as prescribed by the by-laws of the corporation.

ARTICLE VIII

INDEMNIFICATION

The corporation shall indemnify any director, officer, employee or agent thereof, whether current or former, together with his or her personal representatives, devisees or heirs, to the fullest extent permitted by law.”

The foregoing amendment to and restatement of the Corporation’s Articles of Incorporation was duly adopted by written consent of the holders of a majority of the shares of the Corporation’s issued and outstanding Common Stock, in accordance with the provisions of Sections 78.195, .1955, .315, .320, .380, .385, .390 and .403, Nevada Revised Statutes, such consent being dated and received by the Corporation on October 18, 2002, and the consent providing the required majority in interest authorization for the proposed action being dated and received on October 18, 2002, without any such consents being revoked within the intervening period.

These Articles of Amendment to and Restatement of the Corporation’s Articles of Incorporation shall become effective at the time of their filing by the Nevada’s Department of State.

IN WITNESS WHEREOF, the undersigned have executed these Articles on October 18, 2002.

BAD TOYS, INC.

By:	/S/ Larry N. Lunan

Larry N. Lunan, President

By:	/S/ Roger A. Warren

Roger A. Warren, Secretary